SUBLEASE AGREEMENT
This SUBLEASE AGREEMENT (hereinafter called “Sublease”) is executed effective as of the 19th day of December, 2011, by and between 2900 University, LLC, an Iowa limited liability company (hereinafter called “Sublessor”) and WebFilings LLC, a California limited liability company (hereinafter called “Sublessee”).
WITNESSETH:
ARTICLE I
PREMISES, TERM AND ACCEPTANCE
Section 1.01. Lease and Premises.
a.    Sublessor hereby leases and demises to Sublessee, and Sublessee hereby leases and hires from Sublessor, for the term, at the rental, and upon all of the other provisions of this Sublease, the Leased Premises. The real estate described on Exhibit “A” attached hereto is hereinafter called the “Property”. The building to be constructed upon the Property is hereinafter called the “Building”. The Property and Building together comprise the “Leased Premises”. It is acknowledged that, while this instrument is entitled "Sublease Agreement" and Sublessor has leased the Property pursuant to the Ground Lease (defined below) from the ground lessor thereunder (sometimes referred to herein as the "Ground Lessor"), Sublessor will construct the Building and the lease of the Building by Sublessor to Sublessee pursuant to this Sublease is a direct lease and not a sublease.
b.    Sublessor shall cause the Building to be constructed in accordance with the provisions of Exhibit "B-I" attached hereto. Sublessor further agrees to cause the Building to be constructed in a good and workmanlike manner and in compliance with all applicable ordinances, statutes, rules and regulations of all city, county, political subdivisions or other governmental authority having jurisdiction to regulate or supervise the Building or the specifications, design, engineering, construction and improvements of the Building, and also in compliance with the design, design approval and development and construction requirements of the recorded Covenants, Conditions and Restrictions for the Iowa State University Research Park ("ISURP CCRs"). Sublessor (subject to Sublessee's payment of "Tenant's Payment Obligation" as defined in Exhibit “B-I”) shall deliver the completed Building free of all mechanic's liens, other liens and claims for liens for work performed or materials supplied by any contractor, subcontractor, materialman or supplier and shall indemnify, defend and hold harmless Sublessee, and protect the Leased Premises, from and against any and all loss, liability or damage for or on account of any such claims or liens arising from or in connection with the construction of the Building. Sublessor shall assign to Sublessee all construction and equipment warranties relating to the Building and shall obtain the consent of the contractor and other providers of warranties to such assignment. Following execution of this Sublease, Sublessee shall have the right to (at its cost and subject to any applicable ordinances, covenants or use restrictions) install a prominent sign on the Property at the corner of Airport Road and University Blvd. identifying the project as the "Future WebFilings Campus" or equivalent.
Section 1.02. Primary Term; Renewal Term.

(a)    The primary term of this Sublease ("Primary Term") shall be for a period of fifteen (15) years beginning on the Commencement Date (as hereinafter defined).
The Commencement Date shall commence on the date on which the Sublessor tenders possession of the Leased Premises to the Sublessee with Sublessor’s Improvements (as defined in Exhibit “B”) substantially complete. It is anticipated that the Commencement Date will be on or aboutFebruary 1, 2013. In the event Sublessor has not tendered possession of the Leased Premises to Sublessee by February 1, 2013, Sublessee’s sole remedy shall be abatement of Rent. Sublessee agrees to execute and deliver to Sublessor a letter of acceptance which shall certify that Sublessee has accepted the Leased Premises in compliance with the terms of this Lease and setting forth the Commencement Date and Termination Date of the Term hereof and the date when the Base Rent shall become due and payable. "Sublease Year" shall mean the twelve (12) consecutive calendar months commencing with the Commencement Date, and thereafter with each succeeding anniversary thereof. If the Commencement Date is other than the first day of a calendar month, the first Sublease Year shall end on the last day of the month in which the first anniversary of the Commencement Date occurs. For any Sublease Year containing other than exactly twelve months, Base Rent and any other charges due under the Sublease computed on a twelve month basis shall be pro-rated on the basis of the number of days of such Sublease Year to a full year.
(b)    Sublessee shall have the right at its option to extend the term of this Sublease for three (3) consecutive extension terms of five (5) years each, provided that Sublessee is not in default in the payment of rent or otherwise in any material default at the time of the exercise of such option or at the commencement of the respective extension term. Each extension term shall be on the same terms and conditions of this Sublease as applicable to the Primary Term. Sublessee may only exercise each extension option, and any exercise thereof shall only be effective, by delivery of written notice to Sublessor not earlier than eighteen (18) months and not later than six (6) months prior to the then applicable term expiration date.
Section 1.03. Sublessor Lease Contingencies. Unless otherwise waived by Sublessor in writing, the effectiveness of this Sublease and Sublessor’s obligations hereunder are subject to the satisfaction, within sixty (60) days from the date of this Sublease (the “Contingency Date”), of all of the following conditions (the “Sublessor Contingencies”):
a.    Sublessor entering into a binding ground lease with Iowa State University Research Park ("ISURP") on terms acceptable to Sublessor (the “Ground Lease”) and all contingencies to the effectiveness of the Ground Lease being satisfied or waived.
b.    Sublessor’s attorneys shall have reviewed and approved an abstract of title to the Leased Premises.
c.    Sublessor having obtained, at Sublessor’s expense, a survey of the Leased Premises.
d.    Execution of any additional documentation required by Sublessor’s mortgagee to evidence the subordination by the Iowa State University Foundation (the "Foundation") of its mortgagee interest in the real estate to this Sublease and to Sublessor’s mortgagee, and the subordination of the ownership interest of ISURP in the real estate to the Sublessor’s mortgagee.

e.    Sublessor, with Sublessee’s assistance but at Sublessee’s expense, being able to obtain the approval of all public and governmental authorities to all matters for the construction and operation of the improvements in accordance with the Building Plans (as defined in Exhibit "B"), including, but not limited to, zoning, subdivision replatting, special use permits, building permits, sign permits or similar requirements in accordance with the Building Plans and the intended use of the Leased Premises.
f.    Sublessor closing a loan, in a principal amount and on terms consistent with the parameters described in Exhibit "C" attached hereto, for the construction costs of the intended improvements in accordance with the Building Plans, upon terms acceptable to Sublessor, and review and approval by the lender and the parties hereto and by any other necessary parties of any documentation required by the lender to further secure its loan to Sublessor and/or to evidence the subordination of any third party interest in the real estate to this Sublease and to the lender’s mortgage (“Sublessor’s Note and Mortgage”).
g.    Written agreement obtained from Iowa State University Research Foundation (“ISURF”) for its guaranty of payment of up to one million dollars or of one year of principal and interest on the Sublessor’s mortgage loan if Sublessee defaults under this Sublease and if Sublessor is not in default under the Ground Lease for reasons other than a default on the Sublease, in form and substance satisfactory to Sublessor (the “ISURF LOC”).
h.    Sublessor entering into a satisfactory construction contract with Story Construction upon terms acceptable to Sublessor, including, but not limited to, provision acceptable to Sublessor and Sublessee for payment of costs by Sublessee in excess of the Improvement Allowance.
i.    Sublessor and Sublessee agreeing upon the terms of Exhibits B-II and B-III upon terms acceptable to Sublessor and Sublessee.
In the event each of the foregoing Sublessor Contingencies is not timely satisfied or waived by Sublessor on or before the Contingency Date, Sublessor shall have the right to terminate this Sublease by delivering written notice to Sublessee on or before the Contingency Date (the “Sublessor Termination Notice”), and in such event this Sublease shall terminate and both parties shall be relieved of all obligations hereunder except that Sublessee shall be obligated to repair any and all damage caused to the Premises by Sublessee, including, but not limited to, the filling of all holes made by or on behalf of Sublessee. In the event Sublessor notifies Sublessee in writing prior to the Contingency Date that all Sublessor Contingencies have been satisfied or are being waived by Sublessor (the “Sublessor Contingency Satisfaction Notice”) or in the event Sublessor does not give Sublessee either the Sublessor Contingency Satisfaction Notice or the Sublessor Termination Notice, as provided above, prior to the Contingency Date, this Lease shall be fully binding on both Sublessor and Sublessee (subject to Sublessee's contingency rights set forth in Section 1.04).
Section 1.04. Sublessee Lease Contingencies. Unless otherwise waived by Sublessee in writing, the effectiveness of this Sublease and Sublessor's obligations hereunder are subject to the satisfaction by the Contingency Date of all of the following conditions (the "Sublessee Contingencies"):

a.    Sublessor entering into the Ground Lease with ISURP on terms reasonably acceptable to Sublessee and all contingencies to the effectiveness of the Ground Lease being satisfied or waived.
b.    Execution by ISURP of a non-disturbance agreement satisfactory to Sublessee (or inclusion of such agreement in the Ground Lease) confirming Sublessee's right to remain in possession of the Leased Premises pursuant to the terms of this Sublease (but with rental equivalent to the rental payable under the Ground Lease and subject to such other modifications as may be agreed between Sublessee and the Ground Lessor) notwithstanding a default by Sublessor under the Ground Lease or a termination of the Ground Lease, so long as Sublessee is not then in default under this Sublease and agrees to attorn to the Ground Lessor.
c.    Execution by the Foundation of documentation satisfactory to Sublessee confirming the subordination of its mortgagee interest to the Ground Lease and this Sublease and confirming the Sublessee's right to remain in possession of the Leased Premises pursuant to the terms of this Sublease notwithstanding any default by ISURP under the mortgage held by the Foundation.
d.    Execution by Sublessor's mortgagee of a non-disturbance agreement satisfactory to Sublessee confirming the Sublessee's right to remain in possession of the Leased Premises pursuant to the terms of this Sublease notwithstanding a default under and/or foreclosure of such mortgage.
e.    Sublessor entering into a satisfactory construction contract with Story Construction upon terms acceptable to Sublessor, including, but not limited to, provision acceptable to Sublessor and Sublessee for payment of costs by Sublessee in excess of the Improvement Allowance.
f.    Sublessor and Sublessee agreeing upon the terms of Exhibits B-II and B-III upon terms acceptable to Sublessor and Sublessee.
In the event each of the foregoing Sublessee Contingencies is not timely satisfied or waived by Sublessee on or before the Contingency Date, Sublessee shall have the right to terminate this Sublease by delivering written notice to Sublessor on or before the Contingency Date (the “Sublessee Termination Notice”). and in such event this Sublease shall terminate and both parties shall be relieved of all obligations hereunder except that Sublessee shall be obligated to repair any and all damage caused to the Premises by Sublessee, including, but not limited to, the filling of all holes made by or on behalf of Sublessee. In the event Sublessee notifies Sublessor in writing prior to the Contingency Date that all Sublessee Contingencies have been satisfied or are being waived by Sublessee (the “Sublessee Contingency Satisfaction Notice”) or in the event Sublessee does not give Sublessor either the Sublessee Contingency Satisfaction Notice or the Sublessee Termination Notice, as provided above, prior to the Contingency Date, this Lease shall be fully binding on both Sublessor and Sublessee (subject to Sublessor's contingency rights set forth in Section 1.03).

Section 1.05. Quiet Enjoyment. Sublessee shall peaceably and quietly have, hold, occupy and enjoy the Leased Premises for the term of this Sublease and any extensions, without hindrance from Sublessor or any party claiming by, through, or under Sublessor, but subject to the terms of the Ground Lease. Sublessor shall not enter into any modification or amendment of the Ground Lease without the written consent of Sublessee, which consent shall not be unreasonably withheld.
ARTICLE II
RENT
Section 2.01. Net Rent. It is the intent of Sublessor and Sublessee that the rent herein specified and reserved shall be absolutely net to Sublessor, so that this Sublease shall yield, net to Sublessor, the rents specified in Section 2.02 hereof in each year during the term of this Sublease. All costs, expenses and obligations of every kind and nature whatsoever relating to the operating and maintenance of the Leased Premises and the improvements thereon which shall arise or become due during the term of this Sublease shall be paid by Sublessee, and Sublessor shall be indemnified by Sublessee against all such costs, expenses and obligations. The rent reserved hereunder shall be paid to Sublessor at the address identified in Section 12.02, or such other place as Sublessor shall designate in writing, in lawful money of the United States, which shall be legal tender for the payment of all debts and dues, public and private, at the time of payment, without abatement, deduction or setoff of any kind.
Section 2.02. Rental. Sublessee shall pay to Sublessor rent (“Rent”) for the Leased Premises the following:
(a)    Beginning on the Commencement Date, base rent shall be $355,830.00 per year (the “Base Rent”), payable monthly, in advance, in equal amounts of $29,652.50, and continuing on the first day of each and every month thereafter for the next succeeding months during the balance of the term, without notice, setoff or demand. Base Rent for any period during the term hereof which is for less than one (1) month will be a prorated portion of the monthly installment due based upon a thirty (30) day month.
(b)    Beginning on the Commencement Date, Sublessee shall also pay to Sublessor, in advance, all scheduled monthly payments of principal and interest under Sublessor’s Note and Mortgage (and any refinancing thereof); provided that such payment terms are consistent with the parameters set forth in Exhibit "C." Sublessor shall, at its option, direct Sublessee to make such payments directly to Sublessor’s lender, and in such event, Sublessee shall also be responsible for any late fees or interest attributable to any late payment by Sublessee. Except as otherwise provided above with respect to the payment of scheduled monthly payments, Sublessee shall not be liable for the payment of the outstanding principal of Sublessor's mortgage financing whether at maturity or upon acceleration thereof.
(c)    Sublessee shall also pay directly to ISURF, in advance, all interest and carrying costs due on the ISURF LOC in the amount of $70,000.00 per year.

Section 2.03. Additional Charges. All taxes, charges, costs and expenses which Sublessee is required to pay hereunder, together with all interest and penalties that may accrue thereon in the event of Sublessee’s failure to pay such amounts, shall be additional charges to be paid by Sublessee, and in the event of nonpayment by Sublessee, Sublessor shall have all rights and remedies with respect thereto as Sublessor has for nonpayment ofRent.
Section 2.04. Past-Due Rent and Additional Charges. If the Sublessee shall fail to pay, when due, any rent or additional charges, such amount or amounts unpaid from the date thereof to date paid shall bear (i) with respect to Base Rent and other amounts payable to Sublessor, interest equal to four percent (4%) per annum over the Prime Rate as published in the Wall Street Journal, or other nationally recognized publication generally utilized in the financial markets at the time of the default ("Default Rate"); and (ii) with respect to the debt service obligations payable directly to Sublessor's lender, the ISURF LOC fee payable directly to ISURF and the Ground Lease Obligations payable directly to ISURP, interest at the Default Rate to the extent, if any, said interest amount is in excess of the interest and late fees and charges paid by Sublessee to Sublessor's lender, ISURF and/or the Ground Lessor, as the case may be, in connection with any late payment to any of said parties.
ARTICLE III
PAYMENT OF TAXES AND ASSESSMENTS, GROUND LEASE RENT;
UTILITY CHARGES
Section 3.01. Impositions; Payment. Sublessee shall during the term of the Sublease pay as additional charges, all such duties, taxes, charges for water, sewer taxes, assessments and payments, which shall, during the term of this Sublease, be laid, levied, assessed or imposed upon, or become due and payable, or liens upon the Leased Premises or any part thereof, and any appurtenances thereto, or the leasehold estate hereby created, and by virtue of any present or future law, or order or ordinance of the United States of America, or of the city, county or local government, or of any department, office or bureau thereof, or any other governmental authority. The duties, taxes, assessments, charges and payments described in the foregoing paragraph are sometimes referred to hereinafter singularly as “Imposition” and collectively as “Impositions”. Sublessor shall remain liable for all such additional charges, duties, taxes, charges for water, sewer taxes, assessments and payments that arose against the Leased Premises prior to the Commencement Date. Sublessor represents and warrants to Sublessee that no such items are currently outstanding or anticipated except for such items that are of a normal and customary nature.
The foregoing notwithstanding, the parties hereto understand and agree that the Impositions for the first and last years of the term of this Sublease shall be prorated proportionately between the Sublessor and the Sublessee so that Sublessee shall pay only those portions, whether or not due and payable at the commencement or expiration of this Sublease as the case may be, which correspond (on an accrual basis) with the portion of said years as are within the term of this Sublease.
To the extent required by Sublessor's mortgagee, or, at the option of Sublessor (if Sublessee is ever delinquent on the payment of any Imposition by more than thirty (30) days), Sublessee shall make monthly escrow deposits to Sublessor (or Sublessor’s mortgagee, as the case may be) in an amount equal to the reasonable estimate of one-twelfth of the Impositions. Said amounts may be commingled, and any interest thereon shall inure to Sublessor (or Sublessor’s mortgagee, as the case may be). All amounts paid hereunder shall be applied to the payment of all such Impositions for which Sublessee is responsible. Any excess amount held by Sublessor (or Sublessor's mortgagee, as the case may be) at the end of the term of the Sublease shall be returned, without interest, to Sublessee.
Any tax rebate, abatement, or similar benefit in favor of the Leased Premises shall be the sole property of Sublessee.
Sublessor hereby confirms that the Property is taxed as a separate parcel for real estate tax purposes.
Section 3.02 Ground Lease. Sublessee shall during the term of the Sublease pay directly to ISURP (except as otherwise provided below) as additional charges all rental, additional charges, taxes and other Impositions and utility charges owing by Sublessor to ISURP pursuant to the Ground Lease (hereinafter “Ground Lease Obligations”) as the same become due and payable. Sublessee shall also be responsible for any late fees or interest attributable to any late payment by Sublessee.
To the extent required by Sublessor's mortgagee, or, at the option of Sublessor (if Sublessee is has been delinquent on the payment of any Ground Lease Obligations by more than thirty (30) days) at any time within the prior thirty-six (36) months, Sublessee shall make monthly escrow deposits to Sublessor (or Sublessor’s mortgagee, as the case may be) in an amount equal to the reasonable estimate of one-twelfth of the Ground Lease Obligations. Said amounts may be commingled, and any interest thereon shall inure to Sublessor (or Sublessor’s mortgagee, as the case may be). All amounts paid hereunder shall be applied to the payment of all such Ground Lease Obligations for which Sublessee is responsible. Any excess amount held by Sublessor (or Sublessor's mortgagee, as the case may be) at the end of the term of the Sublease shall be returned, without interest, to Sublessee.
Section 3.03. Sublessor’s Taxes. Nothing in this Sublease shall require Sublessee to pay franchise, corporate, excise, estate, inheritance, succession, capital levy or transfer tax of Sublessor, or any income, profits or revenue tax or any other tax, assessment, charge or levy upon the rents payable by Sublessee under this Sublease.
Section 3.04. Utility Charges. Sublessee shall pay all charges for gas, sewer, water, steam, electricity, heat, light, power, and telephone and other utility and communication services used, rendered, or supplied upon or in connection with the Leased Premises, or any improvements constructed thereon, and shall pay, protect, defend and indemnify Sublessor and save it harmless from and against any liability or damages on such account. Sublessor shall not be required to pay any such charges. In connection with the construction of the Building, Sublessee shall procure, and pay for as part of the construction costs, all necessary permits, licenses, and other authorizations required for the lawful and proper installation and maintenance upon the Leased Premises or any improvements thereon of the wires, pipes, shafts, ducts, conduits, tubes and other equipment and appliances for use in supplying any such services to and upon the Leased Premises as delivered on the Commencement Date. Thereafter, such permits, licenses and other authorizations shall be procured by Sublessee at its cost.
ARTICLE IV
USE, COMPLIANCE WITH LAWS
Section 4.01. Use. The Leased Premises may be used for office purposes and uses incidental thereto, except that Sublessee shall not permit any part of the Leased Premises to be used for any business, use or purpose which is disreputable or hazardous, nor in any manner which is in violation of any present or future law, ordinance or regulation, nor in violation of any use restriction or restrictive covenant applicable to the Leased Premises (including, without limitation, the ISURP CCRs), nor in a manner which will violate any certificate of occupancy affecting the Leased Premises, or make void or voidable any insurance then in force with respect thereto, nor which will cause or be likely to cause structural damage to the Building, nor which will constitute a public nuisance. Sublessee shall, promptly after the discovery of any such uses contrary hereto, take all necessary steps, legal and equitable, to compel discontinuance of such use. Sublessee shall indemnify, defend, and hold harmless Sublessor of all costs, expenses, liabilities, losses, damages, injunctions, suits, fines, penalties, claims and demands, including reasonable attorneys’ fees, arising out of the violation of or default of the covenant contained in this Article IV by Sublessee.
Section 4.02. Compliance with Law; Environmental Compliance. The term "Hazardous Substances" as used in this Sublease shall mean pollutants, contaminants, toxic or hazardous wastes, or any other substances, the use and/or the removal of which is regulated or the use of which is restricted, prohibited, or penalized by any "Environmental Law", which term shall mean any federal, state, or local law, ordinance or other statute of a governmental or quasi‑governmental authority relating to pollution or protection of the environment. Sublessee hereby agrees that (A) no activity will be conducted on the Leased Premises that will produce any mold, mildew, fungus, mushrooms, yeast, or microbial growths containing mycotoxins, including but not limited to stachybotrys, penicillium, nemnoniella, altermevia, cladosporium, and aspergillus; (B) no activity will be conducted on the Premises that will produce any Hazardous Substance, except for such activities that are part of the ordinary course of Sublessee's business activities (the "Permitted Activities") provided said Permitted Activities are conducted in accordance with all Environmental Laws and have been approved in advance in writing by Sublessor; Sublessee shall be responsible for obtaining any required permits and paying any fees and providing any testing required by any governmental agency; (C) the Leased Premises will not be used in any manner for the storage of any Hazardous Substances except for the temporary storage of such materials that are used in the ordinary course of Sublessee's business (the "Permitted Materials") provided such Permitted Materials are properly stored in a manner and location meeting all Environmental Laws and approved in advance in writing by Sublessor; Sublessee shall be responsible for obtaining any required permits and paying any fees and providing any testing required by any governmental agency; (D) no portion of the Leased Premises will be used as a landfill or a dump; (E) Sublessee will not install any underground tanks of any type; (F) Sublessee will not allow any surface or subsurface conditions to exist or come into existence that constitute, or with the passage of time may constitute a public or private nuisance; (G) Sublessee will not permit any Hazardous Substances to be brought onto the Leased Premises, except for the Permitted Materials described above, and if so brought or found located thereon, the same shall be immediately removed, with proper disposal, and all required cleanup procedures shall be diligently undertaken pursuant to all Environmental Laws. Sublessor or Sublessor's representative shall have the right but not the obligation to enter the Leased Premises for the purpose of inspecting the storage, use, and disposal of Permitted Materials to ensure compliance with all applicable Environmental Laws. Should it be determined, in Sublessor's sole opinion, that said Permitted Materials are being improperly stored, used, or disposed of, Sublessee shall immediately take such corrective action as requested by Sublessor. Should Sublessee fail to take such corrective action within one (1) business day, Sublessor shall have the right to perform such work and Sublessee shall promptly reimburse Sublessor for any and all costs associated with said work. If at any time during or after the term of the Lease, the Leased Premises are found to be so contaminated or subject to any of the conditions prohibited above, Sublessee shall diligently institute proper and thorough cleanup procedures at Sublessee's sole cost and expense, and Sublessee agrees to indemnify, defend, and hold Sublessor harmless from all claims, demands, actions, liabilities, costs, expenses, damages, and obligations of any nature arising from or as a result of the use of the Leased Premises by Sublessee. The foregoing indemnification and the responsibilities of Sublessee shall survive the termination or expiration of this Lease.
ARTICLE V
REPAIRS; ALTERATIONS; SURRENDER
Section 5.01. Repairs. Sublessee, at its sole expense, shall keep the Leased Premises and as hereafter constituted with all improvements thereto, clean and in good condition, reasonable wear and tear excepted, and shall make all repairs and replacements, foreseen and unforeseen, and ordinary and extraordinary changes, repairs, and replacements of every kind and nature, including all structural repairs, which may be required to be made upon or in connection with the Leased Premises or any part thereof, necessary to maintain the Leased Premises. All repairs, and replacements shall be at least equal in quality of material and workmanship to that originally existing in the Leased Premises or improvements thereon. The Sublessor shall in no event be required to make any repair, alteration or improvement to the Leased Premises or improvements thereon. Any equipment and materials replaced by Sublessee shall belong to Sublessee and all proceeds from salvage during demolition shall be retained by or disposed of by Sublessee. The Sublessee shall indemnify and defend the Sublessor against all costs, expenses, liabilities, losses, damages, suits, fines, penalties, claims and demands, including reasonable attorneys’ fees, because of Sublessee’s failure to comply with the foregoing, including the failure to conduct demolition in a safe and lawful manner. Sublessee shall, at its own expense, keep free and clear from dirt, snow, ice, rubbish and other obstructions and encumbrances, the sidewalks, parking areas, and curbs located on the Leased Premises, if any.

Section 5.02. Alterations. Sublessee may make alterations (not exceeding $250,000.00 in any case) to the interior of the Leased Premises which Sublessee may deem desirable or necessary in the conduct of its business without the prior written consent of Sublessor. Sublessee shall not make any improvements, alterations, or additions in or to the Leased Premises without Sublessor's prior written consent which might reasonably be expected to: (i) impair the structural strength of the Building; (ii) penetrate the roof membrane; or (iii) which shall cost in excess of $250,000.00.

Notwithstanding the foregoing, Sublessee shall have the right at its cost and expense, subject to the consent of Sublessor (which shall not be unreasonably withheld), to cause to be constructed an additional building on the Property, which may be connected to the Building but which shall be a separate structural unit and shall not be dependent upon the Building's structure or systems and which shall not affect the structural integrity of the Building. Sublessor and Sublessee shall cooperate in all reasonable ways (but without any additional cost or expense to Sublessor) to obtain any required consent for the construction of such additional building from any mortgagee or other lender of Sublessor.

If Sublessor's consent is required hereunder for any alterations, and also with respect to the construction of an additional building on the Property pursuant to the preceding paragraph, before commencement of the work or delivery of any materials to the Leased Premises, Sublessee shall furnish Sublessor with plans and specifications, names and addresses of contractors, copies of contracts, necessary permits and licenses, and an indemnification in such form and amount as may be reasonably satisfactory to Sublessor. Sublessee agrees to hold Sublessor forever harmless from any and all claims and liabilities of any kind and description which may arise out of or be connected in any way with any said improvements, alterations, additions or installations.

Section 5.03. Surrender at End of Term. On the last day of the term of this Sublease, or on the sooner termination thereof as provided herein, Sublessee shall peaceably surrender the Leased Premises in good condition and repair consistent with Sublessee's duty to make repairs as herein provided. On or before the last day of the term of this Sublease, or the sooner termination thereof as provided herein, Sublessee shall, at its expense, and if not then in default hereunder, remove all of its trade fixtures and equipment from the Leased Premises, and all property not removed shall be deemed abandoned. Sublessee shall leave the Leased Premises in good order, ordinary wear and tear excepted. Sublessee shall reimburse Sublessor for any expenses incurred by Sublessor with respect to removal or storage of abandoned property, with respect to repair of the Leased Premises as a result of Sublessee's removal of Sublessee's trade fixtures and equipment, and with respect to restoring the Leased Premises to good order, condition and repair.

All alterations, additions, fixtures, paneling, partitions, railings and like installations, other than Sublessee's trade fixtures and equipment, which have been made or installed by either Sublessor or Sublessee upon the Leased Premises shall remain the Sublessor's property and shall be surrendered with the Leased Premises as a part thereof unless Sublessor directs Sublessee to remove same. If Sublessee fails to remove same as directed by Sublessor, Sublessee shall pay to Sublessor an amount that Sublessor reasonably believes necessary for the removal and disposal of same.. If the Leased Premises be not surrendered at the end of the term or sooner termination thereof, Sublessee shall indemnify Sublessor against loss or liability resulting from delay by Sublessee in so surrendering the Leased Premises, including, without limitation, claims made by any succeeding sublessees founded on such delay and any attorneys' fees resulting therefrom. Sublessee shall promptly surrender all keys for the Leased Premises to Sublessor at the place then fixed for the payment of rent and shall inform Sublessor of combinations on any vaults, locks and safes left on the Leased Premises.

Section 5.04. Standard of Repair. The necessity for and the adequacy of the repairs of the improvements pursuant to Article V hereof shall be measured by the standards which are appropriate for improvements of similar construction, age and class in Des Moines, Iowa; provided that in any event, Sublessee shall make all necessary repairs to avoid any structural damage or injury to the improvements or to persons.
Section 5.05. Nonresponsibility of Sublessor. Except as otherwise provided in Section 8.01 with respect to a Casualty, Sublessor shall not be required to furnish any services or facilities to the Leased Premises or to make any repair, replacement, alteration or modification of any kind to the Leased Premises or improvements thereon, the curbs, streets and sidewalks and vaults therein or adjacent thereto. Subject to the provisions of Section 8.01, Sublessee hereby assumes full and sole responsibility for the condition, operation, repair, replacement, maintenance and management of the Leased Premises and improvements existing in the future during the term of this Sublease.
Section 5.06. Payment of Liens. Sublessee shall pay and discharge or post a bond, pursuant to Chapter 572 of the Iowa Code, or other replacement Iowa Code Chapter or Section, against all claims and liens asserted or filed against the Leased Premises and improvements or any part thereof for work claimed to have been done or for materials claimed to have been furnished to Sublessee, and Sublessee shall hold Sublessor and the Leased Premises and improvements free and harmless from any and all loss, liability or damage for or on account of such claims or liens.
ARTICLE VI
INDEMNIFICATION, INSURANCE, DESTRUCTION OF PREMISES
Section 6.01. Indemnification. Sublessee hereby waives all claims against Sublessor for damages to personal property, tangible and intangible, in, upon or about the Leased Premises and for injuries or death to persons in or upon the Leased Premises and for injuries or death to persons in or upon the Leased Premises from any cause other than the negligence or intentional or willful acts of Sublessor. For the purposes of this paragraph, the term “Sublessor” shall be deemed to include all officers, directors, members, shareholders, employees, agents, and representatives thereof and all successors and assigns thereof, except that notwithstanding anything herein to the contrary, the term “Sublessor” when referring to an indemnitee, or to a party against whom claims are waived, shall not be deemed to include any sublessee of the Building or of any portion of the Building if the sublessee is an affiliate of Sublessor. Sublessee shall indemnify, defend, and save harmless Sublessor against and from all liabilities, obligations, damages, penalties, claims, costs, charges and expenses, including reasonable attorneys’ fees, which may be imposed upon Sublessor by reason of any act or omission of Sublessee or of any sublessee of any portion of the Building unless such sublessee is an affiliate of Sublessor, including but not limited to the following occurring during the term of this Sublease:
(a)    Any work, labor, service or thing done in, on or about the Leased Premises or any part thereof;
(b)    Any use, nonuse, possession, occupation or condition of the Leased Premises or any part thereof;

(c)    Any operation, maintenance or management of the Leased Premises or any part thereof, by Sublessee or any of its agents, servants, employees, licensees, invitees, permittees, sublessees (not affiliated with Sublessor), or assignees;
(d)    Any negligence on the part of Sublessee or any of its agents, servants, employees, licensees, invitees, permittees, sublessees (not affiliated with Sublessor) or assignees;
(e)    Any accident, death, injury or damage to any person or property occurring in, on or about the Leased Premises or any part thereof, or any failure on the part of Sublessee to conform or comply with the covenants, agreements, terms and conditions contained in this Sublease on its part to be performed; and
(f)    Any violation of local, state, federal or other governmental law, rule or regulation by Sublessee.
The foregoing indemnification is solely for the benefit of Sublessor and shall not inure to the benefit of any third party.
In case any action or proceeding is brought against Sublessor by reason of any such claim, Sublessee, upon written notice from Sublessor, shall at Sublessee’s expense resist or defend such action or proceeding at Sublessee’s sole expense. The provisions of this Section shall survive the expiration or earlier termination of this Sublease.
Section 6.02. Insurance. Sublessee, in order to insure against the liabilities specified in this Sublease and other potential claims and liabilities, shall, beginning on the Commencement Date of this Sublease, cause to be carried, at its own expense, one or more policies of general public liability and property damage insurance, issued by one or more insurance companies rated A- (A Minus) or better by A.M. Best Company, in the following amounts:
(a)    Commercial General Liability Insurance, including blanket, contractual liability, personal injury, completed operations, products liability, and fire damage: Not less than $1,000,000 Combined Single Limit for both bodily injury and property damage.
(b)    Special Cause of Loss form property and casualty insurance, upon completion of the Building, for the full cost of replacement of the Building and property, exclusive of the cost of foundations, excavations and other underground improvements.
(c)    Commercial Umbrella/Excess Liability Insurance: Sublessee shall also carry commercial umbrella/excess liability insurance in the amount of Three Million and No/100 Dollars ($3,000,000). The commercial umbrella/excess liability insurance shall have the same inception and expiration dates as the underlying liability policies and shall provide coverage no less broad than those in the primary policies.
(d)    Such other insurance from time to time, in such amounts and against such other hazards reasonably requested by Sublessor which at the time are prudently obtained in the case of property similar to the Leased Premises, or are required the Ground Lease or Sublessor’s mortgagee.

Such insurance shall not be canceled, or reduced in amount or coverage below the requirements of this Sublease, without at least forty-five (45) days prior written notice to Sublessor, and said policy or policies shall contain an agreement by the insurer that such policy shall not be cancelled without at least ten (10) days’ prior written notice to any mortgagee to whom a loss thereunder may be payable. Sublessee shall supply Sublessor with certificates furnished on an ACORD form reasonably acceptable to Sublessor with respect to all insurance required by this Section. Should Sublessee fail to carry such insurance and furnish Sublessor with such Certificates of Insurance after a request to do so, Sublessor shall have the right, but not the obligation, to obtain such insurance and collect the cost thereof from Sublessee as additional rent.
Section 6.05. Waiver of Subrogation. Neither Sublessor nor Sublessee shall be liable to the other for any business interruption or any loss or damage to property or injury or death of persons occurring on the Leased Premises or in any manner growing out of Sublessee’s use of the Leased Premises, whether caused by the fault or negligence of the Sublessor or Sublessee, or their respective agents employees, sublessees, licensees, or assignees. This waiver of liability and release shall apply only to the extent that such business interruption, loss or damage to property, or injury or death of persons is covered by insurance, and to the extent that recovery is made of proceeds thereunder, and regardless of whether such insurance protects the Sublessor or Sublessee or both. Anything in this Sublease to the contrary notwithstanding, Sublessor hereby releases and waives as to Sublessee (including all partners, stockholders, members, officers, directors, employees, agents and affiliates thereof), its successors and assigns, and Sublessee hereby releases and waives as to Sublessor (including all partners, stockholders, members, officers, directors, employees, and agents thereof), its successors and assigns, all rights to claim damages for any injury, loss, cost or damage to persons or to the Leased Premises or any other casualty covered under the terms of any property, general liability, or other policy of insurance required to be carried hereunder or actually carried by either party, to the extent such releases or waivers are permitted under applicable law. As respects all policies of insurance carried or maintained by Sublessor or Sublessee and subject to this paragraph, then to the extent permitted under such policies, Sublessee and Sublessor shall each cause their respective insurance carriers to waive all rights of subrogation.
ARTICLE VII
DEFAULT AND REMEDIES

Section 7.01. Default. The occurrence of any one or more of the following events shall constitute a default under this Lease by Sublessee: (i) any monthly installment of rent or any part thereof, or any other payments herein provided for, shall not be paid when due and shall continue unpaid for a period of five (5) business days after written notice from Sublessor (but if after Sublessor has provided two such written notices in any twelve month period, default shall occur in such twelve month period when such amounts remain unpaid for a period of five (5) business days after they are due), or (ii) the vacation or abandonment of the Leased Premises by the Sublessee (abandonment is defined to include, but is not limited to, any absence by the Sublessee from the Leased Premises, other than due to a Casualty or Force Majeure Delays resulting in the Sublessee not engaging in its usual and customary business for a minimum of thirty (30) consecutive days); or (iii) in the event Sublessee shall fail to perform any of the other covenants, terms or conditions of this Sublease to be performed by the Sublessee, and such failure shall continue for a period of thirty (30) days after written demand on Sublessee for such performance, or if such failure by its nature cannot reasonably be corrected within such 30-day period; (iv) the making by the Sublessee of any general assignment or general arrangement for the benefit of creditors; the appointment of a trustee or a receiver to take possession of substantially all of the Sublessee’s assets or of the Sublessee’s interest in this Lease and possession is not restored to the Sublessee within thirty (30) days; or the attachment, execution or other judicial seizure of substantially all of the Sublessee’s assets located at the Premises or of the Sublessee’s interest in this Lease and such seizure is not discharged within thirty (30) days; (v) the filing of any voluntary petition in bankruptcy by the Sublessee or the filing of any involuntary petition by the Sublessee’s creditors if the involuntary petition remains undischarged for a period of thirty (30) days. In the event that under applicable law the trustee in bankruptcy or the Sublessee has the right to affirm this Sublease and perform the obligations of the Sublessee hereunder, the trustee or Sublessee will, in the time period permitted by the bankruptcy court having jurisdiction, cure all defaults of the Sublessee outstanding as of the date of the affirmance of this Sublease and provide to the Sublessor such adequate assurances as may be necessary to ensure the Sublessor of the continued performance of the Sublessee’s obligations under this Sublease..

Section 7.02 Remedies. In the event of any default or breach by the Sublessee (after giving effect to any cure or grace period provided by Section 7.01 above), the Sublessor may, at its election: (i) terminate the Sublessee's right to possession of the Premises by any lawful means, in which case this Sublease will terminate and the Sublessee will immediately surrender possession of the Premises to the Sublessor. In such event Sublessor will be entitled to recover from the Sublessee all damages incurred by the Sublessor by reason of the Sublessee's default including, but not limited to (a) the cost of recovering possession of and securing the Premises; (b) expenses of reletting including necessary renovation and alteration of the Premises; (c) reasonable attorneys' fees and any real estate commission actually paid; (d) the balance of the unpaid Rent and other charges agreed to be paid in this Sublease, lessamounts received in reletting; and (e) any other sum of money and damages owed by Sublessee to Sublessor. Unpaid installments of Rent or other sums will bear interest from the date due at the lesser rate of the amount provided for in Section 2.04 herein or the maximum allowed by law; or (ii) continue this Sublease in full force and effect and the Sublease will continue in effect as long as the Sublessor does not terminate the Sublessee's right to possession. Sublessor will have the right to collect Rent when due. During the period the Sublessee is in default, the Sublessor may enter the Premises and relet them, or any part of them, to third parties for credit to the Sublessee's account. The Sublessee will be liable immediately to the Sublessor for all costs the Sublessor incurs in reletting the Premises, including, without limitation, brokers' commissions, expenses of remodeling the Premises required by the reletting and all other like costs. Reletting may be for a period shorter or longer than the remaining term of this Sublease. The Sublessee will pay to the Sublessor the Rent due under this Sublease on the date the Rent is due less the rent the Sublessor receives from any reletting. No act by the Sublessor allowed by this paragraph will terminate this Sublease unless the Sublessor notifies the Sublessee in writing that the Sublessor elected to terminate this Sublease.

Section 7.03. Remedies Cumulative, No Waiver; Consents, Mitigation of Damages. To the extent permitted by, and subject to the mandatory requirements of law, each and every right, power and remedy herein specifically given to Sublessor or otherwise in this Sublease shall be cumulative and shall be in addition to every other right, power and remedy herein specifically given or now or hereafter existing at law, in equity or by statute, and each and every right, power and remedy whether specifically herein given or otherwise existing may be exercised from time to time and as often and in such order as may be deemed expedient by Sublessor, and the exercise or the beginning of the exercise of any power or remedy shall not be construed to be a waiver of the right to exercise at the same time or thereafter any right, power or remedy. No delay or omission by Sublessor in the exercise of any right, power or remedy or in the pursuit of any remedy shall impair any such right, power or remedy or be construed to be a waiver of any default on the part of Sublessor or to be an acquiescence therein. Sublessor’s consent to any request made by Sublessee shall not be deemed to constitute or preclude the necessity for obtaining Sublessor’s consent, in the future, to all similar requests. No express or implied waiver by Sublessor of any event of default shall in any way be, or be construed to be, a waiver of any future or subsequent event of default. To the extent required by law, and only to such extent, Sublessor shall use reasonable efforts to mitigate any damages suffered by Sublessor that result from an event of default.

Section 7.04. Payment of Costs and Expenses.

(a)    Sublessee shall pay, upon demand, all of the Sublessor’s costs, charges and expenses, including reasonable attorneys' fees and fees of agents and others retained by Sublessor, incurred in successfully enforcing Sublessee’s obligations hereunder or incurred by Sublessor in any litigation, negotiation, reletting or transaction in which Sublessee causes Sublessor without Sublessor’s fault to become involved or concerned.
(b)    Sublessor shall pay, upon demand, all of the Sublessee’s costs, charges and expenses, including reasonable attorneys' fees and fees of agents and others retained by Sublessee, incurred in successfully enforcing Sublessor’s obligations hereunder or incurred by Sublessee in any litigation, negotiation, reletting or transaction in which Sublessor causes Sublessee without Sublessee's fault to become involved or concerned.
ARTICLE VIII
LOSS; DESTRUCTION, CONDEMNATION OR DAMAGE
8.01    Damage by Casualty; Restoration. If any building, fixture or other improvements now or hereafter situated on the Leased Premises (except moveable trade fixtures, furniture and furnishings) should at any time during the term of this Sublease be damaged or destroyed by fire or other casualty (a “Casualty”), the Sublessor shall restore and rebuild the same as nearly as possible to the condition they were in immediately prior to such damage or destruction, and such restoration and rebuilding, prosecuted with due diligence, shall be completed as soon as reasonably possible. Except as provided herein, no damage or destruction of the building or any of the fixtures or other property therein shall be grounds for the termination of this Sublease or relieve the Sublessee from any obligation created or imposed by the virtue of this Sublease, including, but without limiting the generality of the foregoing, Sublessee’s obligation to make payment of the rent and all other charges on the part of the Sublessee to be paid, and the Sublessee’s obligation to perform all other covenants and agreements on the part of the Sublessee to be performed (any laws of the state in which the Leased Premises is located to the contrary notwithstanding). If the proceeds of insurance are insufficient to pay the cost of repair, restoration, or rebuilding of the Leased Premises, Sublessee shall reimburse Sublessor for any deficiency required to be expended for such repair, restoration, or rebuilding. In the event any surplus of insurance moneys shall remain after repairs or replacement of said building shall have been made (and whether insurance proceeds shall, pursuant to the preceding provisions hereof, have been paid directly to Sublessor or Sublessor’s mortgagee), such excess shall forthwith be paid to and become the property of Sublessor.
In the event of any damage by Casualty, and except as otherwise provided herein, the terms of this Sublease shall be otherwise unaffected, and Sublessee shall remain and be continued liable for the payment of rent, real estate taxes and assessments, and other charges hereunder as though no Casualty had occurred. However, if the improvements on the Leased Premises are partially (to the extent of at least 25% of the replacement cost) or totally damaged or destroyed during the last five (5) years of the Sublease Term and Sublessor elects not to repair and restore such improvements, then, and in such event, this Sublease shall be deemed canceled and terminated as of the date of such damage or destruction on condition that Sublessor delivers to Sublessee a thirty (30) day notice of such election to cancel and terminate.
8.02    Condemnation. If the whole of the Leased Premises, or any substantial part of the Leased Premises which is sufficient to render the remaining portion thereof unsuitable for Sublessee’s continued use or occupancy in Sublessee’s business, is taken by any public authority under the power of eminent domain, or taken in any manner for any public or quasi-public use, so as to render the remaining portion of the Leased Premises unsuitable for the purposes intended hereunder, then the term of this Sublease shall cease as of the day possession shall be taken by such public authority and Sublessor shall make a pro rata refund of any prepaid rent. All damages awarded for such taking under the power of eminent domain or any like proceedings shall belong to and be the property of Sublessor, Sublessee hereby assigning to Sublessor Sublessee’s interest, if any, in said award; provided, however, that Sublessee shall be entitled to recover for any damages awarded for the taking of any leasehold improvements to the Leased Premises (including, but not limited to, personal property, trade fixtures and equipment) which were installed at Sublessee’s expense and which, pursuant to the terms of this Sublease, may be removed by the Sublessee at the end of the Sublease term.
ARTICLE IX
ASSIGNMENT, SUBLETTING; REQUIREMENT TO PURCHASE;
PURCHASE OPTION; SUBLESSOR'S MORTGAGE FINANCING

Section 9.01 Assignment; Subletting. Sublessee agrees to use and occupy the Leased Premises throughout the entire term hereof for the purpose or purposes herein specified and for no other purpose, in the manner and to substantially the extent now intended, and not to transfer or assign this Sublease, or any part thereof, whether by voluntary act, operation of law (such as by merger or consolidation), or otherwise, without obtaining the prior written consent of Sublessor in each instance. Sublessee shall seek such written consent of Sublessor by a written request therefor, setting forth such information as Sublessor may deem necessary. Sublessor agrees not to withhold consent unreasonably. Sublessee shall have the right to sublet the Leased Premises in whole or in part without the consent of Sublessor, provided that Sublessee shall remain primarily liable under this Sublease and Sublessee shall give Sublessor prompt written notice of any sublease.

Section 9.02 Standards. It will not be unreasonable for Sublessor to withhold consent if the reputation, financial responsibility, or business of any proposed assignee is not consonant with that of the Leased Premises. Sublessee's request for consent shall be in writing and contain the name, address, and description of business of the proposed assignee, its most recent financial statement and other evidence of financial responsibility, intended use of the Leased Premises, and the terms and conditions of the proposed assignment. Consent by Sublessor to any assignment of this Sublease shall not be a waiver of Sublessor's right under this Article as to any subsequent assignment. No such assignment or other transfer of this Sublease shall be effective unless the assignee or transferee shall, at the time of such assignment or transfer, assume in writing for the benefit of Sublessor, its successors or assigns, all of the terms, covenants and conditions of this Sublease thereafter to be performed by Sublessee and shall agree in writing to be bound thereby. Upon any such assignment, Sublessor shall be relieved of all liability under this Sublease (or , in the case of partial assignment, with respect to the portion of Leased Premises as to which this Sublease is assigned) with respect to periods after the effective date of such assignment. Sublessor's rights to assign this Sublease are and shall remain unqualified.

Section 9.03. Requirement to Purchase. In the event any of the following occur without Sublessor’s prior written consent: ( i) the assignment by Sublessee of this Sublease to a parent, subsidiary, affiliate, or successor (by merger, consolidation, transfer of assets, assumption or otherwise) of Sublessee; (ii) the assignment by Sublessee of this Sublease to an entity which purchases substantially all of the interests in or assets of an operating division, group, or department of Sublessee, or which purchases the majority of Sublessee’s business as conducted in the Leased Premises; (iii) the transfer of a majority or controlling interest in Sublessee; (iv) the assignment of this Sublease to an entity or entities created by the division of Sublessee using the Leased Premises into one or more separate corporations, partnerships, or other entities; (v) the assignment of this Sublease in connection with the public offering of the stock of Sublessee, any affiliated or successor entity of Sublessee, or any entity created in connection with the "spin-off" of an operating division, group, or department of Lessee; or (vi) the transfer of all or substantially all of the interests or assets of Sublessee; then Sublessor, upon thirty (30) days prior written notice to Sublessee, may require Sublessee to terminate this Sublease, take assignment of Sublessor’s interest in the Ground Lease and a conveyance of all of Sublessor's interest in the Building and other improvements on the Property, and pay Sublessor the sum of $12,715,250 (“Purchase Price”), PROVIDED, HOWEVER, the Purchase Price shall increase three percent (3%) every twelve months after the Commencement Date to the date of closing (i.e., with the first such increase occurring on the first anniversary of the Commencement Date and each subsequent increase occurring on an anniversary of the Commencement Date). Notwithstanding the foregoing, Sublessee's exercise of the purchase option pursuant to Section 9.04 shall pre-empt any required purchase pursuant to this Section 9.03, and in the event of any exercise of such purchase option by Sublessee, the provisions of Section 9.04 shall be controlling over the provisions of this Section 9.03.

9.04. Purchase Option. Sublessee shall have the option at any time after the thirty-sixth month after the Commencement Date, exercisable by delivery of written notice to Sublessor, to purchase Sublessor's interest in the Ground Lease and the Building and other improvements on the Property (including, without limitation, Sublessor's purchase option and first refusal rights under the Ground Lease) (i) for a purchase price of $12,715,250 PROVIDED, HOWEVER, the Purchase Price shall increase three percent (3%) every twelve months after the forty-eighth month after the Commencement Date to the date of closing (i.e., with the first such increase occurring on the fourth anniversary of the Commencement Date and each subsequent increase occurring on an anniversary of the Commencement Date).

9.05. Purchase and Closing Procedures. The closing of a purchase pursuant to Section 9.03 shall take place on a date, mutually selected by Sublessor and Sublessee within forty-five (45) days following delivery of Sublessor's notice requiring such purchase; and the closing of a purchase pursuant to Section 9.04 shall take place on a date, mutually selected by Sublessor and Sublessee within one hundred twenty (120) days following Sublessee's delivery of its notice exercising the purchase option. Sublessor shall assign its interest in the Ground Lease by assignment instrument reasonably satisfactory to Sublessee and shall convey its interest in the Building and other improvements by special warranty deed, in each case free and clear of any encumbrances, covenants, easements or restrictions arising by, through or under Sublessor, unless at any time approved in writing by Sublessee. Sublessor shall pay the transfer tax. The parties shall split any closing or escrow fees equally. All other closing costs shall be paid by Sublessee.

9.06. Sublessor's Mortgage Financing.

(a)    Sublessor's initial mortgage financing for the construction of the Building and for the term loan to be in place at the Commencement Date shall conform to the parameters set forth in the "Initial Financing" section of Exhibit "C" attached hereto. Prior to the execution of this Sublease, Sublessor has delivered to Sublessee draft copies of all material documents relating such initial mortgage financing and Sublessor shall deliver to Sublessee copies of such initial financing documents when executed.

(b)    Any mortgage refinancing by Sublessor during the Primary Term of this Sublease shall conform to the parameters set forth in the "Refinancing" section of Exhibit "C" attached hereto. Any mortgage, trust deed or similar security instrument securing any refinancing by Sublessor, shall provide for a non-disturbance agreement satisfactory to Sublessee confirming the Sublessee's right to remain in possession of the Leased Premises pursuant to the terms of this Sublease notwithstanding a default under and foreclosure of such mortgage. Promptly when the same become available, Sublessor shall deliver to Sublessee draft copies of all material documents relating to any refinancing by Sublessor; and promptly upon their execution, Sublessor shall deliver to Sublessee true and correct copies of the executed original financing documents.

ARTICLE XII
MISCELLANEOUS

Section 12.01. Binding Effect Successors and Assigns; Survival. The terms and provisions of this Sublease, and the respective rights and obligations hereunder of Sublessor and Sublessee, shall be binding upon their respective successors, legal representatives and assigns and inure to the benefit of their respective permitted successors and assigns. Sublessor may transfer and assign, in whole or in part, its rights and obligations in the Leased Premises that are the subject to this Sublease, in which case Sublessor shall have no further liability hereunder, provided that such transferee assumed the obligations, and further provided that written notice thereof is provided to Sublessee. In such event, the Sublessor will be and is entirely freed and relieved of all liability under any and all of its covenants and obligations contained in or derived from this Sublease arising out of any act, occurrence, or omission occurring after the consummation of such sale. The assignee will be deemed, without any further agreement between the parties or their successors in interest or between the parties and any such purchaser, to have assumed and agreed to carry out any and all of the covenants and obligations of the Sublessor under this Sublease.
Section 12.02. Notices. Unless otherwise specifically provided herein, all notices, consents, directions, approvals, instructions, requests and other communications required or permitted by the terms hereof to be given to any person shall be in writing sent to that person’s address listed below by (i) certified mail, return receipt requested, or (ii) by overnight service that provides evidence of delivery and if such notice is to the Sublessor its address below, and if different, to the last known post office address of the Sublessor where rent is then payable. From time to time any person may designate a new address for purposes of notice hereunder. All notices given hereunder shall be irrevocable unless expressly specified otherwise.

Sublessor’s Address:	105 S. 16th Street, Ames, IA 50010
With a copy to:    Nyemaster Goode, P.C., ATTN: David Benson, 1416 Buckeye     Ave., Suite 200, Ames, IA 50010-8070
Sublessee’s Address:     2900 University Blvd., Ames, IA 50010

With a copy to:	Drinker Biddle & Reath LLP, ATTN: Michael F. Csar, 191 N. Wacker Dr., Suite 3700, Chicago, IL 60606
Section 12.03. Estoppel Letter. Sublessor and Sublessee agree that at any time within twenty (20) days following the request of the other, execute, acknowledge and deliver to the other party or its lender or successor or assignee of the other party, a statement (i) certifying that this Sublease is unmodified and in full force and effect (or, if there shall have been modifications, that the same is in full force and effect as modified and stating the modifications); (ii) stating the date to which the rent and other charges under this Sublease have been paid in advance, if any; (iii) certifying that “to the best of Sublessee’s or Sublessor’s knowledge” no defaults exist in the performance of any provision contained in this Sublease or specifying each such default, as well the nature of such claims, defenses, setoffs or counterclaims (“Estoppel Letter”); (iv) the outstanding balance on the obligations due pursuant to any mortgage; and (v) any other matters reasonably requested by the requesting party. Any Estoppel Letter delivered pursuant hereto may be relied upon by any prospective lender, successor or assign.
Section 12.04. Subordination. The rights and interests of Sublessee under this Sublease shall be subject and subordinate to any first mortgage that is currently or hereafter may be placed upon the Leased Premises by Sublessor, and to any and all advances to be made thereunder, and to the interest thereof, if the mortgagee named in said mortgage shall elect to subject and subordinate the rights and interest of Sublessee under this Sublease to the lien of its mortgage and shall agree to recognize this Sublease and the rights of Sublessee hereunder in the event of foreclosure if Sublessee is not in default (which agreement may, at such mortgagee's option, require attornment by Sublessee). Any such mortgagee may elect to give the rights and interest of Sublessee under this Sublease priority over the lien of its mortgage. In the event of such election and upon notification by such mortgagee to Sublessee to that effect, the rights and interest of Sublessee under this Sublease shall be deemed to be subordinate to, or have priority over, as the case may be, the lien of said mortgage, whether this Sublease is dated prior to or subsequent to the date of said mortgage. Sublessee shall execute and deliver whatever instruments may be required for such purposes.

Section 12.05 Financial Statements. Sublessee shall, from time to time, within ten (10) days after request of Sublessor, but not more than once annually, deliver to the Sublessor or Sublessor’s designee, current income and expense statements, balance sheets and tax returns of Sublessee; provided, however, it is agreed that Sublessee shall not be required to cause to be prepared and delivered its annual financial statements or tax returns for any year sooner than May 1 of the following year.
Section 12.06. Force Majeure. The time within which either party hereto shall be required to perform any act under this Lease, other than the payment of money, shall be extended by a period of time equal to the number of days during which performance of such act is delayed unavoidably by strikes, lockouts, acts of God, governmental restrictions, failure, or inability to secure materials or labor by reason of priority or similar regulation or order of any governmental or regulatory body, enemy action, civil disturbance, fire, unavoidable casualties, or any other cause beyond the reasonable control of either party hereto, excluding, however, the inability or failure of either party to obtain any financing which may be necessary to carry out its obligations ("Force Majeure Delays"). Notwithstanding the foregoing, unless the party entitled to such extension shall give notice to the other party hereto of its claim to such extension within five (5) business days after the event giving rise to such claim shall have occurred, there shall be excluded in computing the number of days by which the time for performance of the act in question shall be extended, the number of days which shall have elapsed between the occurrence of such event and the actual giving of such notice.
Section 12.07. Severability. Any provision of this Sublease that shall be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction, and each party hereto shall remain liable to perform its obligation hereunder except to the extent of such unenforceability. To the extent permitted by applicable law, Sublessee and Sublessor hereby waive any provision of law that renders any provision hereof prohibited or unenforceable in any respect.
Section 12.08. Amendment; Complete Agreement. Neither this Sublease nor any of the terms hereof may be terminated, amended, supplemented, waived or modified orally, but may be terminated, amended, supplemented, waived or modified only by an instrument in writing signed by both parties. This Sublease is intended by the parties as a final expression of their lease agreement and as a complete and exclusive statement of the terms thereof, all negotiations, considerations and representations between the parties having been incorporated herein.
Section 12.09. Headings. The headings of the various Articles and Sections of this Sublease are for convenience of reference only and shall not modify, define or limit any of the terms or provisions hereof.
Section 12.10. Counterparts. This Sublease may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument.
Section 12.11. Governing Law. This Sublease shall be governed by, and construed in accordance with, the laws of the State of Iowa.
SUBLESSOR AND SUBLESSEE HEREBY SUBMIT TO EXCLUSIVE PERSONAL JURISDICTION IN THE STATE OF IOWA AND THE STATE COURTS THEREOF FOR THE ENFORCEMENT OF SUCH PERSON’S OBLIGATIONS HEREUNDER AND WAIVE ANY AND ALL PERSONAL RIGHTS UNDER THE LAW OF ANY OTHER STATE TO OBJECT TO JURISDICTION WITHIN SUCH STATE FOR THE PURPOSES OF SUCH ACTION, SUIT, PROCEEDING OR LITIGATION TO ENFORCE SUCH OBLIGATIONS OF SUBLESSEE OR SUBLESSOR. SUBLESSOR AND SUBLESSEE HEREBY WAIVE AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS SUBLEASE (A) THAT IT IS NOT SUBJECT TO SUCH JURISDICTION OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN THOSE COURTS OR THAT IT IS EXEMPT OR IMMUNE FROM EXECUTION, (B) THAT THE ACTION, SUIT OR PROCEEDING IS BROUGHT IN AN INCONVENIENT FORUM OR (C) THAT THE VENUE OF THE ACTION, SUIT OR PROCEEDING IS IMPROPER. IN THE EVENT ANY SUCH ACTION, SUIT OR PROCEEDING OR LITIGATION IS COMMENCED, SUBLESSOR AND SUBLESSEE AGREE THAT SERVICE OF PROCESS MAY BE MADE, AND PERSONAL JURISDICTION OVER SUCH SUBLESSOR AND SUBLESSEE OBTAINED, BY SERVICE OF A COPY OF THE SUMMONS, COMPLAINT AND OTHER PLEADINGS REQUIRED TO COMMENCE SUCH LITIGATION BY CERTIFIED MAIL, RETURN RECEIPT REQUESTED UPON SUCH SUBLESSOR AND SUBLESSEE AT THE ADDRESS FOR NOTICE TO SUCH PERSON IN THIS SUBLEASE OR BY SERVICE BY A PRIVATE PROCESS SERVER OR BY PUBLICATION IF ALLOWED BY IOWA LAW. SUBLESSEE AND SUBLESSOR EACH HEREBY EXPRESSLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING RELATED TO THE ENFORCEMENT OF THIS SUBLEASE.

Section 12.12. Holding Over. Sublessee covenants that if for any reason Sublessee shall fail to vacate and surrender possession of the Leased Premises or any part thereof on or before the expiration or earlier termination of this Sublease, then Sublessee’s continued possession of the Leased Premises shall be as a Sublessee at sufferance, during which time, without prejudice and in addition to any other rights and remedies Sublessor may have hereunder or at law, Sublessee shall pay to Sublessor an amount equal to: (a) one hundred twenty-five percent (125%) of the Base Rent plus one hundred percent of all other rent payable hereunder immediately prior to such termination for the first sixty (60) days during which Sublessee holds over, and (b) one hundred fifty percent (150%) of the Base Rent and one hundred percent of all other rent thereafter.
Section 12.13. Time of the Essence. All time for payments and performance herein are of the essence of this Sublease.
Section 12.14. Interpretation. The parties acknowledge that each party and its legal counsel have reviewed this Sublease and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Sublease or any amendments or exhibits hereto.
Section 12.15. Consent. Whenever the consent of either party is required hereunder, such consent shall, unless expressly provided otherwise herein, not be unreasonably withheld, conditioned or delayed and shall be deemed granted unless, within fifteen (15) business days after receipt of the request the other party gives notice of disapproval specifying the reason or all reasons therefore and any corrective action which may be required.
Section 12.16. Waiver. Sublessor hereby waives any claims it may have as a Sublessor under Iowa law to a Sublessor’s lien against the improvements or property of the Sublessee; provided, however, nothing in this Section shall be deemed to be a waiver of any other remedies available to Sublessor under this Sublease.
Section 12.17. Authority. The persons executing the Sublease for the Sublessor and Sublessee have the authority to bind such party.
Section 12.18. Memorandum of Sublease. Sublessor and Sublessee shall execute and cause to be recorded a Memorandum of Sublease in form reasonable satisfactory to both parties. Said Memorandum of Sublease shall refer to the Primary Term of this Sublease, Sublessee's right to extend to the term of this Sublease, Sublessee's purchase option, and the subordination, non-disturbance and attornment provisions hereof with regard to any mortgage financing by Sublessor; but said Memorandum of Sublease shall not disclose the rent or other economic terms of this Sublease.

IN WITNESS WHEREOF, Sublessor and Sublessee have duly authorized, executed and delivered this Sublease as of the date first hereinabove set forth.

SUBLESSOR:
2900 UNIVERSITY, LLC

By:     /s/ Dean Hunziker_______________

Name: Dean Hunziker

Title: Manager and Sole Member

SUBLESSEE:
WEBFILINGS LLC

By:     /s/ Matthew Rizai___

Name: Matthew Rizai

Title: CEO and Managing Director

EXHIBIT A
LEGAL DESCRIPTION
Lots 13, 14 and 15, Iowa State University Research Park Third Addition to Ames, Story County, Iowa.

EXHIBIT B-I
SUBLESSOR’S IMPROVEMENTS
Sublessor and Sublessee have entered into a Sublease (the "Sublease") covering certain premises (the “Leased Premises") more particularly described in the Sublease. All terms not defined herein have the same meaning as set forth in the Sublease. To the extent applicable, the provisions of the Sublease are incorporated herein by this reference.
1. LEASED PREMISES. As used in this Work Letter Agreement, the term "Leased Premises" shall mean the office building to be constructed by Sublessor in accordance with the plans and specifications described in Exhibit "B-II" to the Sublease (collectively, the "Building Plans"), which Building Plans have been approved by Sublessor and Sublessee. Sublessor and Sublessee have also approved the budget for the construction and development of the Leased Premises (the "Project Budget") attached as Exhibit "B-III" to the Sublease. The Leased Premises, when completed, shall be the sole property of Sublessor.
2. CONSTRUCTION REPRESENTATIVES. Sublessor hereby appoints the following person(s) as Sublessor's representative ("Sublessor's Representative") to act for Sublessor in all matters covered by this Exhibit B-I: Dean Hunziker.
Sublessee hereby appoints the following person(s) as Sublessee's representative ("Sublessee's Representative") to act for Sublessee in all matters covered by this Exhibit B-I: Matthew Rizai.
All communications with respect to the matters covered by this Exhibit B-I are to be made to Sublessor's Representative or Sublessee's Representative, as the case may be, in writing in compliance with the notice provisions of the Sublease. Either party may change its representative under this Exhibit B-I at any time by written notice to the other party in compliance with the notice provisions of the Sublease.
3. PAYMENT FOR THE LEASED PREMISES
(a) Allowance. Sublessor hereby grants to Sublessee a total improvement allowance (“Improvement Allowance”) of Eleven Million, Eight Hundred Thirty-Two Thousand, Four Hundred Dollars ($11,832,400.00) for construction of the Leased Premises in accordance with the Building Plans. All costs for the development and construction of the Leased Premises in excess of the Improvement Allowance (excluding, however, any costs resulting from the default or wrongful or negligent act of Sublessor with regard to such construction project) shall be the responsibility of Sublessee ("Tenant's Payment Obligation"). Sublessee shall pay Sublessee’s Payment Obligation, as additional rent, as such sums become due and payable. In addition, Sublessee shall be responsible for all construction interest accruing after the fourteenth month of the construction loan term, except to the extent (i) construction loan funds are available to cover such interest or (ii) substantial completion of the Leased Premises is delayed due to the act or fault of Sublessor.
(b) Changes. If Sublessee requires any changes or substitutions to the Building Plans, any additional costs related thereto including reasonable fees for the contractor are to be paid by Sublessee to Sublessor prior to the Commencement Date. Any changes to the Building Plans will be approved by the Sublessor and Sublessee. Sublessor will not unreasonably withhold approval of Sublessee's request for a change to the Building Plans.

(c) Unused Allowance Amounts. Any unused portion of the Improvement Allowance upon completion of the Leased Premises will be available to Sublessee as a credit against Sublessee's rental obligations under the Sublease.
4. CONSTRUCTION OF LEASED PREMISES. Sublessor's contractor will commence and diligently proceed with the construction of the Leased Premises. Subject to Sublessee Delays (as described in Paragraph 6 below) and Force Majeure Delays (as described in Paragraph 7 below), the Leased Premises shall be substantially completed (defined below) by January 1, 2013.
5. COMMENCEMENT DATE AND SUBSTANTIAL COMPLETION
(a) Commencement Date. The Term of the Sublease will commence on the date (the "Commencement Date") which is the earlier of: (i) the date Sublessee or any lessee of Sublessee moves into the Premises to commence operation of its business in all or any portion of the Leased Premises; or (ii) the date the Leased Premises have been "substantially completed" (as defined below); provided, however, that if substantial completion of the Leased Premises is delayed as a result of any Sublessee Delays described in Paragraph 6 below, then the Commencement Date as would otherwise have been established pursuant to this Subparagraph 5(a) will be accelerated by the number of days of such Sublessee Delays.
(b) Substantial Completion; Punch-List. For purposes of Subparagraph 5(a) above, the Leased Premises will be deemed to be "substantially completed" when Sublessor's contractor certifies in writing to Sublessor and Sublessee that Sublessor: (a) is able to provide Sublessee with reasonable access to the Leased Premises; (b) has substantially completed the Leased Premises, other than decoration and minor "punch-list" type items and adjustments which do not materially interfere with Sublessee's access to or use of the applicable portion of the Leased Premises; and (c) has obtained a temporary certificate of occupancy or other required equivalent approval from the local governmental authority permitting occupancy of the Leased Premises. Upon receipt of such certificate from Sublessor's contractor, Sublessee will conduct a walk-through inspection of the Leased Premises with Sublessor to develop with Sublessor a written punch-list specifying those decoration and other punch-list items which require completion, which items Sublessor will thereafter diligently complete.
(c) Delivery of Possession. Sublessor agrees to deliver possession of the Leased Premises to Sublessee when the Leased Premises have been substantially completed in accordance with Subparagraph (b) above.
6. SUBLESSEE DELAYS. For purposes of this Exhibit B-I, "Sublessee Delays" means any delay in the completion of the Leased Premises resulting from any or all of the following: (a) Sublessee's failure to timely perform any of its obligations pursuant to the Sublease (including this Exhibit B-I); (b) Sublessee's changes to the Building Plans after Sublessor's approval thereof; (c) Sublessee's request for materials, finishes, or installations which are not readily available; (d) any delay of Sublessee in making payment to Sublessor; or (e) any other act or failure to act by Sublessee, Sublessee's employees, agents, architects, independent contractors, consultants and/or any other person performing or required to perform services on behalf of Sublessee.
7. FORCE MAJEURE DELAYS. For purposes of this Work Letter, "Force Majeure Delays" means any actual delay in the construction of the Leased Premises, which is beyond the reasonable control of Sublessor or Sublessee, as the case may be, as described in Section 12.06 of the Sublease.

EXHIBIT B-II

BUILDING PLANS

EXHIBIT B-III

PROJECT BUDGET

EXHIBIT C
SUBLESSOR'S FINANCING PARAMETERS

Initial Financing

Principal Amount:     Not to exceed $9,750,000

Term:	Following construction loan term, a 5-year permanent loan term with a 25‑year amortization.

Interest Rate:         Prime plus 1% for permanent loan.

Refinancing:
1. Any refinancing shall be in an amount not greater than the then outstanding principal amount of the loan to be refinanced.
2. Debt service shall be calculated with an amortization schedule not shorter than 25 years to the extent that such financing is available on commercially reasonable terms consistent with the then applicable financing market, and otherwise on such amortization schedule as long as is available on commercially reasonable terms in such market.
3. In any case, the loan terms, including interest rate and term, shall be on commercially reasonably terms consistent with the then applicable financing market.
4. Sublessor shall discuss potential available alternative financing terms in advance with Sublessee.

FIRST AMENDMENT TO SUBLEASE AGREEMENT

THIS FIRST AMENDMENT TO SUBBLEASE GREEMENT (hereinafter called “First Amendment”) is executed effective as of the 2nd day of October, 2013, by and between 2900 University, LLC, an Iowa limited liability company (hereinafter called “Sublessor”) and WebFilings, LLC, a California limited liability company (hereinafter called “Sublessee”).
WHEREAS, Sublessor and Sublessee have entered into a Sublease dated December 19, 2011 (the “Sublease”) pertaining to the Leased Premises described in Exhibit A of the Sublease located in Ames, Story County, Iowa; and
WHEREAS, Sublessor and Sublessee desire to amend the Lease as provided herein for the purpose of recognizing the additional building being constructed on a portion of the Leased Premises (the “Phase 2 Building”), and to include additional land in the Leased Premises to facilitate parking lot improvements serving the Phase 2 Building (together the “Phase 2 Project”).
NOW, THEREFORE, in consideration of the premises and of further valuable consideration the receipt of which is hereby acknowledged, Sublessor and Sublessee hereby agree to amend the Lease as follows:

1.
Whereas Paragraphs and Lease Definitions Incorporated. The Whereas paragraphs above are incorporated in this First Amendment as if fully set forth herein, and all capitalized terms herein, unless otherwise defined herein, shall have the meaning given to them in the Lease.

2.
Modification of Legal Description of Leased Premises.  The legal description of the Leased Premises, as set forth in Exhibit A to the Lease and referenced in Section 1.01 of the Lease, shall be amended to be the legal description set forth in Exhibit A attached hereto, with the portion of such expanded Leased Premises legal description consisting of Lots 10, 11 and 12 of Iowa State University Research Park Third Addition being referred to separately in this First Amendment as the “Additional Land.”

3.
Contingencies to the Effectiveness of this First Amendment.  The effectiveness of the terms of this First Amendment, and the Sublessor’s and Sublessee’s obligations hereunder, shall be subject to either the satisfaction or waiver by Sublessor and Sublessee within the next sixty (60) days from the date hereof (“Contingency Date”) of all of the following conditions (the “Contingencies”):

a.    Sublessor entering into a binding ground lease amendment with Iowa State University Research Park ("ISURP") demising the Additional Land and on terms acceptable to Sublessor and Sublessee (the “Ground Lease Amendment”) and all contingencies to the effectiveness of the Ground Lease Amendment being satisfied or waived.

b.    Sublessor’s attorneys shall have reviewed and approved an abstract or abstracts of title to the Leased Premises, including for the Additional Land, showing good and marketable record title to the Leased Premises in accordance with Iowa law and the Title Standards of the Iowa State Bar Association in ISURP, subject only to exceptions of title not disapproved by Sublessor.

c.    Sublessor having obtained, at Sublessor’s expense, a survey of the Leased Premises.

d.    Execution of any additional documentation required by Sublessor’s mortgagee to evidence the subordination by the Iowa State University Foundation (the "Foundation") of its mortgagee interest in the real estate to this Sublease and to Sublessor’s mortgagee, and the subordination of the ownership interest of ISURP in the real estate to the Sublessor’s mortgagee.

e.    Sublessor, with Sublessee’s assistance but at Sublessor’s expense, being able to obtain the approval of all public and governmental authorities to all matters for the construction and operation of the improvements in accordance with the Building Plans (as defined in Exhibit "B"), including, but not limited to, zoning, subdivision replatting, special use permits, building permits, sign permits or similar requirements in accordance with the Building Plans and the intended use of the Leased Premises.

f.    Sublessor closing a loan, in a principal amount and on terms consistent with the parameters described in Exhibit C attached hereto, for the construction costs of the intended improvements in accordance with the Building Plans, upon terms acceptable to Sublessor, and review and approval by the lender and the parties hereto and by any other necessary parties of any documentation required by the lender to further secure its loan to Sublessor and/or to evidence the subordination of any third party interest in the real estate to this Sublease and to the lender’s mortgage (“Sublessor’s Additional Note and Mortgage”).

g.    Execution by ISURP of an amendment to its existing non-disturbance agreement with Sublessee, satisfactory to Sublessee (or inclusion of such agreement in the Ground Lease Amendment), confirming Sublessee’s right to remain in possession of the Leased Premises (including the Additional Land) pursuant to the terms of the Sublease (but with rental equivalent to the rental payable under the Ground Lease and subject to such other modifications may be agreed between Sublessee and the Ground Lessor) notwithstanding a default by Sublessor under the Ground Lease or a termination of the Ground Lease, so long as Sublessee is not then in default under the Sublease and agrees to attorn to the Ground Lessor.

h.    Execution by the Foundation of additional documentation satisfactory to Sublessee confirming the Sublessee’s right to remain in possession of the Leased Premises pursuant to the terms of the Sublease notwithstanding any default by ISURP under the mortgage held by the Foundation.

i.    Execution by Sublessor’s mortgagee under Sublessor’s Additional Note and Mortgage of a non-disturbance agreement satisfactory to Sublessee confirming Sublessee’s right to remain in possession of the Leased Premises pursuant to the terms of the Sublease notwithstanding default under and/or foreclosure of Sublessor’s Additional Note and Mortgage.

In the event each of the foregoing Contingencies is not timely satisfied or waived by Sublessor or Sublessee on or before the Contingency Date, either party shall have the right to terminate this First Amendment by delivering written notice to the other on or before the Contingency Date (the “Termination Notice”) and in such event this First Amendment shall terminate and both parties shall be relieved of all obligations hereunder except that Sublessee shall be obligated to repair any and all damage caused to the Leased Premises by Sublessee, including, but not limited to, the filling of all holes made by or on behalf of Sublessee, and the Sublessee shall still be obligated to perform under the Lease as it existed before the execution of this First Amendment. In the event Sublessee notifies Sublessor in writing prior to the Contingency Date that all Contingencies have been satisfied or are being waived by Sublessee (the “Contingency Satisfaction Notice”) or in the event Sublessee does not give Sublessor either the Contingency Satisfaction Notice or the Termination Notice, as provided above, prior to the Contingency Date, this First Amendment shall be fully binding on Sublessor and Sublessee (the “Effective Date”) on the earlier of (i) the date that Sublessee gives Sublessor the Contingency Satisfaction Notice or (ii) the Contingency Date, and from and after such Effective Date Sublessee shall be responsible for performance of all Sublessee obligations under this Lease as to the Additional Land portion of the Leased Premises other than payment of (i) the Base Additional Rent as defined below, (ii) Additional Base Rent as defined below, (iii) monthly payments of principal and interest under Sublessor’s Additional Note and Mortgage, and (iv) payments of real estate taxes in respect of the Additional Land. Except as otherwise provided for herein, payment of Base Additional Rent (defined below), Additional Base Rent (defined in the Ground Lease Amendment), monthly payments of principal and interest under Sublessor’s Additional Note and Mortgage, and real estate taxes in respect of the Additional Land shall commence on the date of substantial completion of the Phase 2 Project when the term of the Phase 2 Sublease commences (the “Additional Rent Commencement Date”).
4.    Consent. Pursuant to Section 1.05 of the Ground Lease, Sublessee hereby consents to Sublessor entering into the Ground Lease Amendment.
5.    Construction of Phase 2 Project. Sublessor shall cause the Phase 2 Project to be constructed in accordance with the provisions of Exhibit "B-I" attached hereto. Sublessor further agrees to cause the Phase 2 Project to be constructed in a good and workmanlike manner and in compliance with all applicable ordinances, statutes, rules and regulations of all city, county, political subdivisions or other governmental authority having jurisdiction to regulate or supervise the Phase 2 Project or the specifications, design, engineering, construction and improvements of the Phase 2 Project, and also in compliance with the design, design approval and development and construction requirements of the recorded Covenants, Conditions and Restrictions for the Iowa State University

Research Park. Sublessor (subject to Sublessee's payment of "Tenant's Payment Obligation" as defined in Exhibit “B-I”) shall deliver the completed Phase 2 Project free of all mechanic's liens, other liens and claims for liens for work performed or materials supplied by any contractor, subcontractor, materialman or supplier and shall indemnify, defend and hold harmless Sublessee, and protect the Leased Premises, from and against any and all loss, liability or damage for or on account of any such claims or liens arising from or in connection with the construction of the Phase 2 Project. Sublessor shall assign to Sublessee all construction and equipment warranties relating to the Phase 2 Project and shall obtain the consent of the contractor and other providers of warranties to such assignment. The “Phase 2 Commencement Date” shall commence on the date on which the Sublessor tenders possession of the Phase 2 Project to the Sublessee with Sublessor’s Improvements (as defined in Exhibit B-I) substantially complete (as defined in Exhibit B-1). It is anticipated that the Phase 2 Commencement Date will be on or about June 1, 2014. In the event Sublessor has not tendered possession of the Phase 2 Project to Sublessee by June 1, 2014, Sublessee’s sole remedy shall be abatement of Rent. Sublessee and Sublessor agree to execute a Certificate which shall certify that Sublessee has accepted the Phase 2 Project in compliance with the terms of this First Amendment and setting forth the Phase 2 Commencement Date.

6.	Additional Base Rent. Section 2.02 of the Lease relating to Rental shall be modified to include the following additional subsections d and e:
(d)    Beginning on the Phase 2 Commencement Date, base additional rent shall be $363,500.00 per year (the “Base Additional Rent”), payable monthly, in advance, in equal amounts of $30,291.67, and continuing on the first day of each and every month thereafter for the next succeeding months during the balance of the term, without notice, setoff or demand. Base Additional Rent for any period during the term hereof which is for less than one (1) month will be a prorated portion of the monthly installment due based upon a thirty (30) day month.
(e)    Beginning on the Phase 2 Commencement Date, Sublessee shall also pay to Sublessor, in advance, all scheduled monthly payments of principal and interest under Sublessor’s Additional Note and Mortgage (and any refinancing thereof); provided that such payment terms are consistent with the parameters set forth in Exhibit "C". Sublessor shall, at its option, direct Sublessee to make such payments directly to Sublessor’s lender, and in such event, Sublessee shall also be responsible for any late fees or interest attributable to any late payment by Sublessee. Except as otherwise provided for herein, Sublessee shall not be liable for the payment of the outstanding principal of Sublessor's mortgage financing whether at maturity or upon acceleration thereof.
7.    Additional Base Rent. Beginning on the Phase 2 Commencement Date, Sublessee shall pay all Additional Base Rent (as defined in the Ground Lease Amendment) that Sublessor is obligated to pay under the Ground Lease Amendment in respect of the Additional Land.
8.    Real Estate Taxes on Additional Land.   Commencing as of the Phase 2 Commencement Date, Sublessee shall pay all real estate taxes on the Additional Land and Phase 2 Project that Sublessor is obligated to pay under the Ground Lease Amendment, including those real estate taxes which are due and payable after the expiration date of the Lease but which are attributable to the period of time this Lease was in effect.
9.    Special Assessments on Additional Land.  Sublessee shall pay all installments of special assessments levied or assessed against the Additional Land that Sublessor is obligated to pay under the Ground Lease Amendment, including items such as paving, sanitary or storm sewer construction or other similar assessable public improvements which become due and payable in installments during the term of the Lease or any extension.

10.	Relationship of Defined Terms and Provisions in Lease and this First Amendment.
a.    Upon the Effective Date of this First Amendment, references in the Lease to “Commencement Date” and “Rent Commencement Date” shall be read, as to the Additional Land, as references to the Additional Rent Commencement Date.
b.    Except as otherwise specifically provided herein, as of the Effective Date of this First Amendment, references in the Lease to the “Leased Premises” shall include the “Additional Land,” references to “Building” shall include the “Phase 2 Building,” references to “Sublease” shall include this First Amendment and references to “Development Plans” shall include the “Phase 2 Development Plans.”
c.    Except as otherwise provided herein, all Sections and provisions of the Lease, shall be read as applicable to the Phase 2 Project as if fully set forth herein.
11.    Sections 9.03, 9.04 and 9.05. Sections 9.03, 9.04 and 9.05 of the Sublease are hereby stricken and replaced with the following:
Section 9.03. Requirement to Purchase. In the event any of the following occur without Sublessor’s prior written consent: ( i) the assignment by Sublessee of this Sublease to a parent, subsidiary, affiliate, or successor (by merger, consolidation, transfer of assets, assumption or otherwise) of Sublessee; (ii) the assignment by Sublessee of this Sublease to an entity which purchases substantially all of the interests in or assets of an operating division, group, or department of Sublessee, or which purchases the majority of Sublessee’s business as conducted in the Leased Premises; (iii) the transfer of a majority or controlling interest in Sublessee; (iv) the assignment of this Sublease to an entity or entities created by the division of Sublessee using the Leased Premises into one or more separate corporations, partnerships, or other entities; (v) the assignment of this Sublease in connection with the public offering of the stock of Sublessee, any affiliated or successor entity of Sublessee, or any entity created in connection with the "spin-off" of an operating division, group, or department of Lessee; or (vi) the transfer of all or substantially all of the interests or assets of Sublessee; then Sublessor, upon thirty (30) days prior written notice to Sublessee, may require Sublessee to terminate this Sublease, take assignment of Sublessor’s interest in the Ground Lease and a conveyance of all of Sublessor's interest in the Building, the Phase 2 Building, and other improvements on the Property, and pay Sublessor the sum of $24,294,415.00 (“Purchase Price”), PROVIDED, HOWEVER, the Purchase Price shall increase three percent (3%) every twelve months after the

Commencement Date to the date of closing (i.e., with the first such increase occurring on the first anniversary of the Commencement Date and each subsequent increase occurring on an anniversary of the Commencement Date). Notwithstanding the foregoing, Sublessee's exercise of the purchase option pursuant to Section 9.04 shall pre-empt any required purchase pursuant to this Section 9.03, and in the event of any exercise of such purchase option by Sublessee, the provisions of Section 9.04 shall be controlling over the provisions of this Section 9.03.
9.04. Purchase Option. Sublessee shall have the option at any time after the thirty-sixth month after the Phase 2 Commencement Date, exercisable by delivery of written notice to Sublessor, to purchase Sublessor's interest in the Ground Lease, the Building, the Phase 2 Building and other improvements on the Property (including, without limitation, Sublessor's purchase option and first refusal rights under the Ground Lease) (i) for a purchase price of $24,294,415.00 PROVIDED, HOWEVER, the Purchase Price shall increase three percent (3%) every twelve months after the forty-eighth month after the Commencement Date to the date of closing (i.e., with the first such increase occurring on the fourth anniversary of the Commencement Date and each subsequent increase occurring on an anniversary of the Commencement Date).
9.05. Purchase and Closing Procedures. The closing of a purchase pursuant to Section 9.03 shall take place on a date, mutually selected by Sublessor and Sublessee within forty-five (45) days following delivery of Sublessor's notice requiring such purchase; and the closing of a purchase pursuant to Section 9.04 shall take place on a date, mutually selected by Sublessor and Sublessee within one hundred twenty (120) days following Sublessee's delivery of its notice exercising the purchase option. Sublessor shall assign its interest in the Ground Lease by assignment instrument reasonably satisfactory to Sublessee and shall convey its interest in the Building and other improvements by special warranty deed, in each case free and clear of any encumbrances, covenants, easements or restrictions arising by, through or under Sublessor, unless at any time approved in writing by Sublessee. Sublessor shall pay the transfer tax. The parties shall split any closing or escrow fees equally. All other closing costs shall be paid by Sublessee.
12.    Memorandum of First Amendment.  A Memorandum of this First Amendment shall be recorded in the Office of the Story County Iowa Recorder. The Memorandum of this First Amendment shall describe the parties, the Additional Land and other relevant provisions and incorporate the Sublease by reference, but not the financial terms of the Sublease or of this First Amendment.
13.    Provisions of Lease Remain In Effect.  Except as modified hereby, all the terms and provisions of the Sublease shall remain unchanged and in full force and effect.
[Remainder of this page intentionally left blank]

IN WITNESS WHEREOF, the parties have caused this First Amendment to be executed as of the date first above written.
SUBLESSOR:
2900 UNIVERSITY, LLC
By:     /s/ Dean Hunziker_______________

Name: Dean Hunziker

Title: Manager

SUBLESSEE:
WEBFILINGS LLC
By:     /s/ Matthew Rizai___

Name: Matthew Rizai

Title: CEO and Managing Director

EXHIBIT A
LEGAL DESCRIPTION OF LEASED PREMISES

Parcel B as shown on the Plat of Survey recorded March 4, 2013 as Instrument Number 2013-00002458 in the Story County, Iowa Recorder’s Office and containing 26.69 acres (1,162,309 S.F.), more fully described as:

Parcel “A” as shown on the Plat of Survey recorded November 15, 2011 as Instrument No. 11-11385 in the office of the Story County, Iowa Recorder’s Office and Lots Ten (10), Eleven (11) and Twelve (12) of Iowa State University Research Park Third Addition, being an Official Plat in the City of Ames, Story County, Iowa.

EXHIBIT B-I
SUBLESSOR’S IMPROVEMENTS
Sublessor and Sublessee have entered into a First Amendment to Sublease (the "First Amendment") covering certain premises (the “Phase 2 Project ") more particularly described in the First Amendment. All terms not defined herein have the same meaning as set forth in the Sublease. To the extent applicable, the provisions of the Sublease are incorporated herein by this reference.
1. LEASED PREMISES. As used in this Work Letter Agreement, the term "Phase 2 Project" shall mean the office building, together with related parking lot improvements, to be constructed by Sublessor in accordance with the plans and specifications described in Exhibit "B-II" to the Sublease (collectively, the "Building Plans"), which Building Plans have been approved by Sublessor and Sublessee. Sublessor and Sublessee have also approved the budget for the construction and development of the Phase 2 Project (the "Project Budget") attached as Exhibit "B-III" to the First Amendment. The Phase 2 Project, when completed, shall be the sole property of Sublessor.
2. CONSTRUCTION REPRESENTATIVES. Sublessor hereby appoints the following person(s) as Sublessor's representative ("Sublessor's Representative") to act for Sublessor in all matters covered by this Exhibit B-I: Dean Hunziker.
Sublessee hereby appoints the following person(s) as Sublessee's representative ("Sublessee's Representative") to act for Sublessee in all matters covered by this Exhibit B-I: Matthew Rizai.
All communications with respect to the matters covered by this Exhibit B-I are to be made to Sublessor's Representative or Sublessee's Representative, as the case may be, in writing in compliance with the notice provisions of the Sublease. Either party may change its representative under this Exhibit B-I at any time by written notice to the other party in compliance with the notice provisions of the Sublease.
3. PAYMENT FOR THE LEASED PREMISES
(a) Allowance. Sublessor hereby grants to Sublessee a total improvement allowance (“Improvement Allowance”) of $10,763,915.00 for construction of the Phase 2 Project in accordance with the Building Plans. All costs for the development and construction of the Leased Premises in excess of the Improvement Allowance (excluding, however, any costs resulting from the default or wrongful or negligent act of Sublessor with regard to such construction project) shall be the responsibility of Sublessee ("Tenant's Payment Obligation"). Sublessee shall pay Tenant’s Payment Obligation, as additional rent, as such sums become due and payable. In addition, Sublessee shall be responsible for all construction interest accruing after June 1, 2014, except to the extent that substantial completion of the Phase 2 Project is delayed due to the act or fault of Sublessor.
(b) Changes. If Sublessee requires any changes or substitutions to the Building Plans, any additional costs related thereto including reasonable fees for the contractor are to be paid by Sublessee to Sublessor prior to the Commencement Date. Any changes to the Building Plans will be approved by the Sublessor and Sublessee. Sublessor will not unreasonably withhold approval of Sublessee's request for a change to the Building Plans.
(c) Unused Allowance Amounts. Any unused portion of the Improvement Allowance upon completion of the Leased Premises will be available to Sublessee as a credit against Sublessee's rental obligations under the Sublease.

4. CONSTRUCTION OF LEASED PREMISES. Sublessor's contractor will commence and diligently proceed with the construction of the Phase 2 Project. Subject to Sublessee Delays (as described in Paragraph 6 below) and Force Majeure Delays (as described in Paragraph 7 below), the Phase 2 Project shall be substantially completed (defined below) by June 1, 2014.
5. COMMENCEMENT DATE AND SUBSTANTIAL COMPLETION
(a) Commencement Date. The “Phase 2 Commencement Date” will be the date which is the earlier of: (i) the date Sublessee or any lessee of Sublessee moves into the Phase 2 Project to commence operation of its business in all or any portion of the Phase 2 Project; or (ii) the date the Phase 2 Project has been "substantially completed" (as defined below); provided, however, that if substantial completion of the Phase 2 Project is delayed as a result of any Sublessee Delays described in Paragraph 6 below, then the Commencement Date as would otherwise have been established pursuant to this Subparagraph 5(a) will be accelerated by the number of days of such Sublessee Delays.
(b) Substantial Completion; Punch-List. For purposes of Subparagraph 5(a) above, the Phase 2 Project will be deemed to be "substantially completed" when Sublessor's contractor certifies in writing to Sublessor and Sublessee that Sublessor: (a) is able to provide Sublessee with reasonable access to the Phase 2 Project; (b) has substantially completed the Phase 2 Project, other than decoration and minor "punch-list" type items and adjustments which do not materially interfere with Sublessee's access to or use of the applicable portion of the Phase 2 Project; and (c) has obtained a temporary certificate of occupancy or other required equivalent approval from the local governmental authority permitting occupancy of the Phase 2 Project. Upon receipt of such certificate from Sublessor's contractor, Sublessee will conduct a walk-through inspection of the Phase 2 Project with Sublessor to develop with Sublessor a written punch-list specifying those decoration and other punch-list items which require completion, which items Sublessor will thereafter diligently complete.
(c) Delivery of Possession. Sublessor agrees to deliver possession of the Phase 2 Project to Sublessee when the Leased Premises have been substantially completed in accordance with Subparagraph (b) above.
6. SUBLESSEE DELAYS. For purposes of this Exhibit B-I, "Sublessee Delays" means any delay in the completion of the Phase 2 Project resulting from any or all of the following: (a) Sublessee's failure to timely perform any of its obligations pursuant to the First Amendment or Sublease (including this Exhibit B-I); (b) Sublessee's changes to the Building Plans after Sublessor's approval thereof; (c) Sublessee's request for materials, finishes, or installations which are not readily available; (d) any delay of Sublessee in making payment to Sublessor; or (e) any other act or failure to act by Sublessee, Sublessee's employees, agents, architects, independent contractors, consultants and/or any other person performing or required to perform services on behalf of Sublessee.
7. FORCE MAJEURE DELAYS. For purposes of this Work Letter, "Force Majeure Delays" means any actual delay in the construction of the Phase 2 Project, which is beyond the reasonable control of Sublessor or Sublessee, as the case may be, as described in Section 12.06 of the Sublease.

EXHIBIT B-II

BUILDING PLANS

Plans prepared by FEH Associates Inc. dated March 15, 2013—Project No. 2012232 (as amended)

EXHIBIT B-III

PROJECT BUDGET

Total project cost--$15,550,464.00 (based on Change Order No. 3 between Sublessee and Story Construction Company dated August 30, 2013)

EXHIBIT C
SUBLESSOR'S FINANCING PARAMETERS

Principal Amount: $9,200,000.00

Term:             8.25 years—fully amortized
Interest Rate:         Prime Rate plus 1%

Refinancing:
1. Any refinancing shall be in an amount not greater than the then outstanding principal amount of the loan to be refinanced.
2. Debt service shall be calculated with an amortization schedule not shorter than 8.25 years to the extent that such financing is available on commercially reasonable terms consistent with the then applicable financing market, and otherwise on such amortization schedule as long as is available on commercially reasonable terms in such market.
3. In any case, the loan terms, including interest rate and term, shall be on commercially reasonably terms consistent with the then applicable financing market.
4. Sublessor shall discuss potential available alternative financing terms in advance with Sublessee.